September 2011 Preliminary Terms No. 973 Registration Statement No. 333-156423 Dated August 30, 2011 Filed Pursuant to Rule 433
CNY             Senior Fixed Rate Step-Up Securities Due February 11, 2016
CNY Denominated / USD Payable
Global Medium-Term Notes, Series G
Interest will be payable annually on the securities at a rate of (i) Year 1: 0.50%, (ii) Year 2: 0.75%, (iii) Year 3: 1.00%, (iv) Year 4: 1.25% and (v) Year 5: 1.50%. The securities are denominated in Chinese renminbi (the “renminbi” or “CNY”), but all interest payments and the payment at maturity will be made in U.S. dollars (“USD”) based on the CNY amount of such payment converted at the CNY/USD exchange rate as of the relevant valuation date.  Due to this mandatory conversion into U.S. dollars, your investment in the securities and each interest payment in USD terms is subject at all times to CNY/USD exchange rate risk.  If the CNY has strengthened relative to the USD on the relevant valuation date, the interest amount or the amount of principal you receive at maturity in USD, as applicable, will increase.  However, if the CNY has weakened relative to the USD on the relevant valuation date, the interest amount or the amount of principal you receive at maturity in USD, as applicable, will decrease.  As a result of this currency exchange risk, you could lose some or a substantial portion of your investment in USD terms.

The securities offered hereby will constitute a further issuance of Senior Fixed Rate Step-Up Securities Due February 11, 2016 issued originally on February 11, 2011 in an aggregate principal amount of CNY 350,000,000, which we refer to as the “original securities,” and further issued on March 17, 2011 in an aggregate principal amount of CNY 50,000,000 and on April 28, 2011 in an aggregate principal amount of CNY 40,000,000, which together with the original securities we refer to as the “existing securities,” and upon issuance, will form a single tranche with the existing securities.  The issuance of the securities will increase the aggregate principal amount of the outstanding Senior Fixed Rate Step-Up Securities Due February 11, 2016 to CNY         . The securities offered hereby will have the same CUSIP and ISIN as the existing securities and will trade interchangeably with the existing securities.

The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Pricing date:	September , 2011
Original issue date for the securities offered hereby:	September 7, 2011 ( business days after the pricing date)
Interest accrual date:	February 11, 2011, which was the original issue date for the original securities
Maturity date:	February 11, 2016
Denomination currency:	Chinese renminbi
Payment currency:	U.S. dollars
Aggregate principal amount:
CNY            , for a total aggregate principal amount, together with the CNY 440,000,000 principal amount of the existing securities, of CNY                   .  We may increase the aggregate principal amount prior to the original issue date for the securities offered hereby but are not required to do so.

CNY principal amount:	CNY 1,000 per security
Minimum denomination:	CNY 500,000 and integral multiples of CNY 1,000 in excess thereof
Issue price:	100%, plus accrued interest from February 11, 2011, which was the original issue date for the original securities.
Payment at maturity:
The CNY principal amount converted into U.S. dollars at the exchange rate on the final valuation date plus accrued and unpaid interest amount.  Consequently, this USD amount is subject to currency exchange risk.

Redemption percentage at maturity:	100%
Interest payment dates:
The 11th day of each February, beginning on February 11, 2012; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest amount:
The product of (i) the CNY principal amount and (ii) the interest rate, as calculated based on the day count convention. This amount will be converted into U.S. dollars at the exchange rate on the applicable valuation date.  Consequently, this USD amount is subject to currency exchange risk.

Interest rate:
0.50% per annum, from and including the original issue date for the original securities to but excluding February 11, 2012;
0.75% per annum, from and including February 11, 2012 to but excluding February 11, 2013;
1.00% per annum, from and including February 11, 2013 to but excluding February 11, 2014;
1.25% per annum, from and including February 11, 2014 to but excluding February 11, 2015; and
1.50% per annum, from and including February 11, 2015 to but excluding February 11, 2016.

Interest payment period:	Annual
Day count convention:	30/360
Valuation dates:
The second currency business day preceding the relevant interest payment date or the maturity date, as applicable.  We refer to the second currency business day preceding the maturity date as the final valuation date.

Exchange rate:
On any currency business day, the rate for conversion of the Chinese renminbi into U.S. dollars (expressed as the number of units of the renminbi per dollar), as determined by reference to the reference source on such currency business day. For more information, please see “Fact Sheet––Key Terms––Exchange rate” below.

ISIN:	XS0586152349
Common code:	058615234
Tax considerations for non-U.S. holders:
Tax Considerations for Non-U.S. Holders: As discussed in the section of these preliminary terms entitled “Tax Considerations,” a Non-U.S. holder will be subject to U.S. withholding tax unless the beneficial owner of the security (or a financial institution holding the security on behalf of the beneficial owner) furnishes a Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.  If withholding or deduction of taxes is required by law, payments on the securities will be made net of applicable withholding taxes, and we will not be required to pay any additional amounts to Non-U.S. holders with respect to any taxes withheld.

Listing:
Application will be made to the Financial Services Authority for the securities to be admitted to the Official List of the UK Listing Authority and application will be made to the London Stock Exchange plc for the securities to be admitted to trading on the Regulated Market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

Agent:	Morgan Stanley & Co. International plc (“MSIP”)
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per security	100%	%	%
Total	CNY	CNY	CNY
(1)  Plus accrued interest from and including the original issue date for the original securities.
(2)  For additional information see “Supplemental information concerning plan of distribution; conflicts of interest” on page 7 of these preliminary terms and “Plan of Distribution” in the accompanying prospectus supplement.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement dated December 23, 2008                Prospectus dated December 23, 2008
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Senior Fixed Rate Step-Up Securities Due February 11, 2016
CNY Denominated / USD Payable
Global Medium-Term Notes, Series G

The Securities

The securities offered are debt securities of Morgan Stanley.  We describe the basic features of these securities in the sections of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities” and of the prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.  All interest payments and the payment at maturity on the securities will be made in U.S. dollars based on the CNY amount of such payment converted at the CNY/USD exchange rate as of the relevant valuation date. Due to this mandatory conversion into U.S. dollars, your investment in the securities and each interest payment in USD terms is subject at all times to CNY/USD exchange rate risk and you could lose some or a substantial portion of your initial investment in USD terms.  All payments on the securities are subject to the credit risk of Morgan Stanley.

The securities offered hereby will constitute a further issuance of Senior Fixed Rate Step-Up Securities Due February 11, 2016 issued originally on February 11, 2011 in an aggregate principal amount of CNY 350,000,000, which we refer to as the “original securities,” and further issued on March 17, 2011 in an aggregate principal amount of CNY 50,000,000 and on April 28, 2011 in an aggregate principal amount of CNY 40,000,000, which together with the original securities we refer to as the “existing securities,” and upon issuance, will form a single tranche with the existing securities.  The issuance of the securities will increase the aggregate principal amount of the outstanding Senior Fixed Rate Step-Up Securities due February 11, 2016 to CNY         . The securities offered hereby will have the same CUSIP and ISIN as the existing securities and will trade interchangeably with the existing securities.

The CNY principal amount and issue price of each security is CNY 1,000.  The issue price of the securities includes the agent’s commissions paid with respect to the securities as well as the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which MSIP, Morgan Stanley & Co. LLC (“MS & Co.”) or one of our other affiliates is willing to purchase the securities is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.”

Maturity:	5 years
Denomination Currency:	CNY
Payment Currency:	USD

The securities are denominated in CNY, but all interest payments and the payment at maturity on the securities will be made in USD.  As a result, the amount you receive on each interest payment date and at maturity is subject to CNY/USD exchange rate risk.

Interest rate:
Year 1: 0.50%                          Year 2: 0.75%                        Year 3: 1.00%
Year 4: 1.25%                          Year 5: 1.50%
For each interest payment date, the interest rate will be applied to the CNY principal amount and the interest amount payable will be converted into USD at the CNY/USD exchange rate on the applicable valuation date, which is two currency business days prior to the relevant interest payment date.

Payment at maturity:
100% of the CNY principal amount.
The payment at maturity will equal the CNY principal amount converted into U.S. dollars at the exchange rate on the final valuation date, plus accrued and unpaid interest amount.  Consequently, this USD amount is subject to currency exchange risk.

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Global Medium-Term Notes, Series G

The CNY/USD Exchange Rate

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

The CNY/USD exchange rate is expressed as the number of units of CNY per dollar.  A decrease in the exchange rate means that it takes fewer CNY to purchase one USD than it previously did.  As a result, a decrease in the exchange rate means that the CNY has appreciated / strengthened relative to the USD.  An exchange rate of 5.00 reflects a CNY strengthening relative to the USD, as compared to a hypothetical exchange rate of 6.40 on the pricing date.

Conversely, an increase in the exchange rate means that it takes more CNY to purchase one USD on the valuation date than it previously did.  As a result, an increase in the exchange rate means that the CNY has depreciated / weakened relative to the USD.  An exchange rate of 10.00 reflects a weakening of the CNY relative to the USD, as compared to a hypothetical exchange rate of 6.40 on the pricing date.

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Global Medium-Term Notes, Series G

Key Investment Rationale

The securities are denominated in CNY; however, because the renminbi is a non-deliverable currency (i.e., cannot be delivered for payment outside of China), all interest payments and the payment at maturity will be made in USD based on the CNY amount of such payment and converted at the CNY/USD exchange rate as of the relevant valuation date.  Accordingly, such payments will vary depending on the CNY/USD exchange rate on the related valuation dates.

Access:	▪ Access to a CNY denominated investment
Variable Current Income:	▪ The securities pay a fixed interest rate that steps up annually. The interest amounts in USD are subject to currency exchange risk.
Scenario 1
The CNY appreciates relative to the USD on any valuation date compared to its pricing date level:
▪  Interest amount: The interest amount you will receive on the applicable interest payment date will be a USD amount that is correspondingly higher than the amount you would have received if the CNY had not appreciated compared to its level on the pricing date.
▪  Payment at maturity:  The amount of principal you will receive on the maturity date will be a USD amount that is correspondingly higher than the USD amount of your initial investment.

Scenario 2
The CNY depreciates relative to the USD on any valuation date compared to its pricing date level:
▪  Interest amount: The interest amount you will receive on the applicable interest payment date will be a USD amount that is correspondingly lower than the amount you would have received if the CNY had not depreciated compared to its level on the pricing date.
▪  Payment at maturity:  The amount of principal you will receive on the maturity date will be a USD amount that is correspondingly lower than the USD amount of your initial investment.  As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms.

Summary of Selected Key Risks (see page 10)

▪	Your principal and payments of interest are exposed to currency exchange risk.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Market price of the securities will be influenced by many unpredictable factors.

▪	Secondary trading may be limited.

▪	The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.

▪	Government intervention in the currency markets could materially and adversely affect the value of the securities.

▪	Even though currencies trade around-the-clock, the securities will not.

▪	Suspension or disruptions of market trading in the CNY may adversely affect the value of the securities.

▪	The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

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Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley.  The securities are denominated in CNY, but all interest payments and the payment at maturity will be made in USD based on the CNY amount of such payment converted at the CNY/USD exchange rate as of the relevant valuation date.  At maturity, an investor will receive the CNY principal amount of securities in USD that may be greater than, equal to or less than, the USD value of the original investment depending on the performance of the CNY relative to the USD on the final valuation date.  As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms. The securities are issued as part of Morgan Stanley’s Series G Global Medium-Term Notes program. All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September , 2011	September 7, 2011 ( business days after the pricing date)	February 11, 2016
Key Terms
Issuer:	Morgan Stanley
Denomination currency:	Chinese renminbi
Payment currency:	U.S. dollars
Aggregate principal amount:
CNY            , for a total aggregate principal amount, together with the CNY 440,000,000 principal amount of the existing securities, of CNY                   .  We may increase the aggregate principal amount prior to the original issue date for the securities offered hereby but are not required to do so.

CNY principal amount:	CNY 1,000 per security
Minimum denomination:	CNY 500,000 and integral multiples of CNY 1,000 in excess thereof
Issue price:	100%, plus accrued interest from February 11, 2011, which was the original issue date for the original securities.
Payment at maturity:
The CNY principal amount converted into U.S. dollars at the exchange rate on the final valuation date plus accrued and unpaid interest amount.  Consequently, this USD amount is subject to currency exchange risk.

Redemption percentage at maturity:	100%
Interest accrual date:	February 11, 2011, which was the original issue date for the original securities
Interest payment dates:
The 11th day of each February, beginning on February 11, 2012; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest amount:
The product of (i) the CNY principal amount and (ii) the interest rate, as calculated based on the day count convention. This amount will be converted into U.S. dollars at the exchange rate on the applicable valuation date.  Consequently, this USD amount is subject to currency exchange risk.

Interest rate:
0.50% per annum, from and including the original issue date for the original securities to but excluding February 11, 2012;
0.75% per annum, from and including February 11, 2012 to but excluding February 11, 2013;
1.00% per annum, from and including February 11, 2013 to but excluding February 11, 2014;
1.25% per annum, from and including February 11, 2014 to but excluding February 11, 2015; and
1.50% per annum, from and including February 11, 2015 to but excluding February 11, 2016.

Interest payment period:	Annual
Day count convention:	30/360
Valuation dates:
The second currency business day preceding the relevant interest payment date or the maturity date, as applicable.  We refer to the second currency business day preceding the maturity date as the final valuation date.

Exchange rate:
On any currency business day, the rate for conversion of the Chinese renminbi into U.S. dollars (expressed as the number of units of the Chinese renminbi per U.S. dollar), equal to CNY 01 as determined by reference to the rate displayed on the reference source on such currency business day; provided that if (i) no such rate is displayed on the reference resource for such day, (ii) such day is an unscheduled holiday or (iii) the calculation agent determines in good faith that the rate so displayed on the reference source is manifestly incorrect, the exchange rate will be CNY 02, and in the event CNY 02 is unavailable, a rate equal to the arithmetic mean, as determined by the calculation agent, of the firm quotes of exchange rates for conversion of Chinese renminbi into U.S. dollars determined by at least five independent leading dealers, selected by the calculation agent (the “reference dealers”), in the underlying market for Chinese renminbi; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of Chinese renminbi into U.S. dollars determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate for Chinese renminbi shall be the exchange rate as determined by the calculation agent in good faith on such day, taking into account any information deemed relevant by the calculation agent.

Quotations of Morgan Stanley & Co. LLC (“MS & Co.”) or the calculation agent or any of their affiliates may be included in the calculation of any mean described above, but only to the extent that any such exchange rate quoted is the lowest of the exchange rate quotes obtained.

Risk factors:	Please see “Risk Factors” beginning on page 10.

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Global Medium-Term Notes, Series G

Reference source:	Reuters page “SAEC”
CNY 01:
CNY SAEC or SNY01, which we refer to as CNY 01, on any date means the Chinese renminbi/U.S. dollar official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two currency business days reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY=” at approximately 9.15 a.m., Beijing time, on such date.

CNY 02:
SFEMC CNY Indicative Survey Rate or CNY02, which we refer to as CNY 02, on any date means the Chinese renminbi/U.S. dollar specified rate for U.S. dollars, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two currency business days, as published on SFEMC’s website (www.sfemc.org) at approximately 3:30 p.m. (Singapore time), or as soon thereafter as practicable, on such date.  The rate shall be calculated by SFEMC (or a service provider SFEMC may select in its sole discretion) pursuant to the SFEMC CNY Indicative Survey Methodology (which means a methodology, dated as of December 1, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions that are active participants in the Chinese renminbi/U.S. dollar spot markets for the purpose of determining the SFEMC CNY Indicative Survey Rate).

Unscheduled holiday:
A day that is not a currency business day with respect to the Chinese renminbi and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) for the Chinese renminbi on the date that is two currency business days prior to the applicable valuation date.

Currency business day:
A day on which commercial banks are open for business (including dealings in foreign exchange in accordance with the market practice of the foreign exchange market) in Beijing, disregarding any unscheduled holiday.

Business day:	Any day, other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

General Information
Listing:
Application will be made to the Financial Services Authority for the securities to be admitted to the Official List of the UK Listing Authority and application will be made to the London Stock Exchange plc for the securities to be admitted to trading on the Regulated Market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

ISIN:	XS0586152349
Common code:	058615234
Book-entry or certificated note:	Book-entry
Tax considerations:
The following summary applies to initial purchasers of the securities in this offering.

Non-U.S. Holders

Non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation” regarding all aspects of the U.S. federal tax consequences of an investment in the securities.  In general, a Non-U.S. holder will not be subject to U.S. federal income tax, including withholding tax, on payments of principal or interest (including original issue discount (“OID”)) on a security, provided that:

•      the Non-U.S. holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
•      the Non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
•      the Non-U.S. holder is not a bank receiving interest under Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and
•      the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a security (or a financial institution holding a security on behalf of the beneficial owner) furnishes a U.S. Internal Revenue Service (“IRS”) Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.  In the event that withholding or deduction of taxes is required by law, payments on the securities will be made net of applicable withholding taxes, and we will not be required to pay any additional amounts to Non-U.S. holders with respect to any taxes withheld.

U.S. Holders

Because the securities are denominated in a currency other than the U.S. dollar (the “denomination currency”), the securities will be subject to special rules under Section 988 of the Code and the Treasury regulations thereunder.

Based on the stated interest rates payable on the securities, the securities will be considered to have been issued with OID for U.S. federal income tax purposes.  Furthermore, the securities should be treated as if they have the same issue date, issue price and adjusted issue price as the existing securities for federal income tax purposes and the discussion herein assumes this treatment.  The remaining amount of OID on the securities as of the settlement date of this offering, determined in the denomination currency, will be equal to the excess of the “stated redemption price at maturity” over the adjusted issue price, which is equal to the issue price of the existing securities as increased by previously accrued OID, each as determined in the denomination currency.  The “stated redemption price at maturity” of each security will be equal to the sum of (i) the stated principal

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Global Medium-Term Notes, Series G

amount of the security and (ii) the excess of the stated interest payable in years 2 through 5 over 0.50%. Accordingly, for each CNY 1,000 stated principal amount security, the stated redemption price at maturity will be CNY 1,025. Subject to the discussion below regarding acquisition premium, a U.S. holder will, regardless of its method of accounting, be required to accrue the remaining amount of OID as of the settlement date of this offering in income on a constant-yield basis over the full term of the securities. Please see the sections of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders of Notes and Units in Registered Form – Notes – Discount Notes” and “– Foreign Currency Notes.” A U.S. holder will be required to include the U.S. dollar value of the interest accrued or paid (including OID) on the securities as determined under the applicable Treasury regulations. The rules under Section 988 of the Code (including the market discount rules discussed below) could also require some or all of the gain or loss recognized upon sale, exchange or retirement of the securities to be treated as ordinary income or loss to the extent that such gain or loss is due to the fluctuation of exchange rates.

If a U.S. holder purchases a security for an amount that is less than the adjusted issue price of the security on the date of purchase, the amount of the difference will be treated as market discount (as determined in the denomination currency) for U.S. federal income tax purposes, unless the difference is less than a de minimis amount as specified in the applicable Treasury regulations.  A U.S. holder who elects to include market discount in income as it accrues will be required to translate market discount into U.S. dollars at the average exchange rate for the accrual period.  A U.S. holder who does not elect to include market discount in income as it accrues will be required to treat any gain on the sale, exchange or retirement of a security as ordinary income to the extent of the market discount accrued on the security at the time of the sale, exchange or retirement and to translate the market discount into U.S. dollars at the spot rate on the date of sale, exchange or retirement of the security.  In addition, a U.S. holder who does not elect to include market discount in income as it accrues may be required to defer, until the maturity of the security or its earlier disposition (including certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such security.

If a U.S. holder purchases a security for an amount that is more than the adjusted issue price of the security on the date of purchase, but less than the stated redemption price at maturity of the security, the amount of the difference will be treated as acquisition premium (as determined in the denomination currency) for U.S. federal income tax purposes.  In general, a U.S. holder is required to reduce the amount of OID includible in gross income for any taxable year by the portion of the acquisition premium allocable to that year in accordance with applicable Treasury regulations.  Alternatively, a U.S. holder may make an election to include in gross income all interest that accrues on the security (including stated interest and OID) in accordance with a constant-yield method by treating its purchase as a purchase at original issuance.

The rules under Section 988 of the Code are complex, and their application to a U.S. holder may depend on the holder’s particular U.S. federal income tax situation (including whether certain elections are made by the holder).  The discussion above contains only a brief summary of the rules described in the section of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders of Notes and Units in Registered Form– Notes – Foreign Currency Notes.”

Both U.S. and Non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”  You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including the possible application of the market discount rules, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. International plc (“MSIP”)
Calculation agent:	MSIP
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in forwards and options contracts on the Chinese renminbi, cross currency swaps or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity on or prior to the pricing date could potentially increase the value of the Chinese renminbi relative to the U.S. dollar on the pricing date, and, therefore, increase the value relative to the U.S. dollar that the Chinese renminbi must attain on the final valuation date before you would receive at maturity a payment that, following conversion into U.S. dollars, equals or exceeds your U.S. dollar investment in the securities.  Additionally, such hedging activity during the term of the securities could potentially affect the Chinese renminbi/U.S. dollar exchange rate on any valuation date and, accordingly, the amount of U.S. dollars you will receive on interest payment dates and at maturity.

Supplemental information concerning plan of distribution; conflicts of interest:
We expect to deliver the securities against payment therefor in New York, New York on September 7, 2011, which will be the         business day following the date of the pricing of the securities.

The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. LLC (“MS & Co.”) and Bank Morgan Stanley AG.  MSSB, MS & Co., MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the securities in the United States, it will do so through MS & Co.  MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates

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may not make sales in this offering to any discretionary account.
Settlement of securities:
The securities will be issued in fully registered global form and deposited with, or on behalf of, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., (“Euroclear”) and will be registered in the name of a common depository for Clearstream or Euroclear. The common depository will be the only registered holder of the securities. Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in Clearstream or Euroclear, as applicable. See “Description of Notes—Form of Notes” in the accompanying prospectus supplement.

Contact:	Clients may contact our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212)-761-4000.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the Securities Work

The following hypothetical examples illustrate how interest amounts and the amount of principal payable at maturity are affected by the performance of the CNY relative to the USD, using the minimum denomination of CNY 500,000.  The examples assume an exchange rate of 6.40 on the pricing date and reflect the interest rates of (i) Year 1: 0.50%, (ii) Year 2: 0.75%, (iii) Year 3: 1.00%, (iv) Year 4: 1.25% and (v) Year 5: 1.50%.  Based on the assumed exchange rate of 6.40 on the pricing date, the USD equivalent amount of CNY 500,000 on the pricing date would be approximately $78,125.00.  The following examples are hypothetical and are provided for illustrative purposes only.

Interest Amounts

Example 1 –The CNY has appreciated on the valuation date relating to the first interest payment date to an exchange rate of 5.00.  The interest amount payable to you on the first interest payment date will be calculated as follows:

Interest amount	=	CNY 500,000 × interest rate	=	CNY 500,000 × 0.50%	=	$500
		applicable exchange rate		5.00 CNY/USD

Because the CNY has appreciated relative to the USD on the relevant valuation date, the interest amount (in USD terms) is greater than the amount that would have been payable had the CNY depreciated or remained unchanged from the pricing date.

Example 2 –The CNY has depreciated on the valuation date relating to the second interest payment date to an exchange rate of 10.00.  The interest amount payable to you on the second interest payment date will be calculated as follows:

Interest amount	=	CNY 500,000 × interest rate	=	CNY 500,000 × 0.75%	=	$375
		applicable exchange rate		10.00 CNY/USD

Because the CNY has depreciated relative to the USD on the relevant valuation date, the interest amount will be negatively affected by the depreciation of the CNY and will be less than the amount that would have been payable (in USD terms) had the CNY appreciated or remained unchanged from the pricing date. Despite the higher interest rate for Year 2, the interest amount the investor receives in this example is less than the interest amount for the first interest payment date in Example 1 due to the significant depreciation of the CNY relative to the USD.

Amount of Principal Payable at Maturity

Example 3 – The CNY has appreciated on the final valuation date to an exchange rate of 5.00.  The amount of principal you receive at maturity will be converted into USD at the exchange rate on the final valuation date.  The amount of principal payable to you at maturity will be calculated as follows:

Payment of Principal at maturity	=	CNY 500,000	=	CNY 500,000	=	$100,000
		applicable exchange rate		5.00 CNY/USD

Example 4 – The CNY has depreciated on the final valuation date to an exchange rate of 10.00.  Because the CNY has weakened relative to the USD on the final valuation date, the amount of principal you receive at maturity (in USD terms) will be negatively affected by the depreciation of the CNY and will be less than your initial USD investment in the securities.  The amount of principal payable to you at maturity will be calculated as follows:

Payment of principal at maturity	=	CNY 500,000	=	CNY 500,000	=	$50,000
		applicable exchange rate		10.00 CNY/USD

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Risk Factors

The securities involve risks not associated with an investment in ordinary fixed rate notes.  This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.  Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of the securities in light of their particular circumstances.

▪
The payment at maturity and all payments of interest are exposed to currency exchange risk with respect to the Chinese renminbi relative to the U.S. dollar. All interest amounts and the amount of principal payable at maturity will be denominated in CNY but will be mandatorily converted and paid to you in USD at the CNY/USD exchange rate on the applicable valuation date.  A depreciation in the CNY relative to the USD on the final valuation date relative to its value on the pricing date would mean you would receive at maturity less, and possibly significantly less, than the USD amount of your initial investment in the securities. As a result of this currency exchange risk, you could lose some or a substantial portion of your initial investment in USD terms.  Similarly, a depreciation in the CNY relative to the USD on the valuation date applicable to any interest payment date will mean that the interest amounts paid in USD will decline, possibly significantly.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Market price of the securities may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the of the securities in the secondary market and the price at which MSIP, MS & Co. or one of our other affiliates may be willing to purchase or sell the securities in the secondary market.  As noted above, we expect that the CNY/USD exchange rate on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include: (i) the volatility (frequency and magnitude of changes in value) of the CNY/USD exchange rate; (ii) interest and yield rates in the People’s Republic of China; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the CNY, the USD or currencies markets generally and that may affect the exchange rate on the valuation dates; (iv) the time remaining to the maturity of the securities; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the USD equivalent of your initial investment in the securities if, at the time of sale, the CNY has weakened relative to the USD or if interest rates rise.

▪
Secondary trading may be limited.  We will apply to list the securities on the London Stock Exchange, but no assurance can be given that such application will be granted.  Even if the securities are listed on the London Stock Exchange, there may be little or no secondary market for the securities.  MSIP, MS & Co. or one of our other affiliates may, but are not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MSIP, MS & Co. or such other affiliate is willing to transact.  If, at any time, MSIP, MS & Co. and our other affiliates were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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▪
The securities are exposed to a single emerging markets currency and therefore expose you to significant non-diversified currency risk.  A U.S. dollar investment in the securities is subject to risk of significant adverse fluctuations in the performance of a single emerging market currency, the Chinese renminbi, relative to the U.S. dollar.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

The CNY/USD exchange rate is managed by the Chinese government with reference to a basket of currencies and is based on a daily poll of onshore market dealers and other undisclosed factors.  The People’s Bank of China, the monetary authority in China, may also use a variety of techniques, such as imposition of regulatory controls or taxes, to affect the CNY/USD exchange rate.  In the future, the Chinese government may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of the Chinese renminbi in ways that may be adverse to your interests.  The exchange rate is also influenced by political or economic developments in the People’s Republic of China, the United States or elsewhere and by macroeconomic factors and speculative actions.  To the extent that management of the renminbi by the People’s Bank of China has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the renminbi could result in significant movement in the value of the CNY.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the People’s Republic of China and the United States, including economic and political developments in other countries.  Therefore, the interest amounts, the amount payable at maturity and thus, the value of the securities may be affected by the actions of the Chinese government, by currency fluctuations in response to other market forces and by the movement of currencies across borders.

▪
Government intervention in the currency markets could materially and adversely affect the value of the securities.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  As described above, governments, including those of the People’s Republic of China and the United States, may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the CNY and the USD should become fixed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Chinese renminbi or the U.S. dollar, or any other currency.  Any significant changes or governmental actions with respect to the Chinese renminbi, the U.S. dollar or any other currency that result in a weakening of the CNY relative to the USD will adversely affect the value of the securities and the return on an investment in the securities in USD terms.

In addition, if the Chinese renminbi is lawfully eliminated, converted, redenominated or exchanged by the People’s Republic of China during the term of the securities, the calculation agent, in its sole discretion, will determine the exchange rate (or make such adjustment to the exchange rate or CNY principal amount, as required) on each subsequent valuation date, and such determinations may adversely affect the amount payable to you on an interest payment date, at maturity or upon acceleration.

▪
Even though currencies trade around-the-clock, the securities will not.  The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the CNY and/or the USD are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the USD value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the CNY/USD exchange rate used in calculating any payment due to you under the securities.  There is no

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regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

▪
Suspension or disruptions of market trading in the Chinese renminbi may adversely affect the value of the securities.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the CNY/USD exchange rate and, therefore, the payments on the securities and the value of the securities in the secondary market.

▪
The inclusion of commissions and the cost of hedging, including the projected profit from the hedging, in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MSIP, MS & Co. or one of our other affiliates is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the USD equivalent of the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MSIP, MS & Co. or one of our other affiliates, as a result of dealer discounts, mark-ups or other transaction costs.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MSIP will determine the exchange rate on each of the valuation dates and will calculate the amount you will receive on each interest payment date and at maturity.  Determinations made by MSIP in its capacity as calculation agent, including with respect to the determination of an exchange rate under certain circumstances as described under “Fact Sheet—Key Terms—Exchange rate,” may affect the payout to you at maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the CNY and/or USD), including trading in forwards and options contracts on the CNY, cross currency swaps, as well as in other instruments related to the CNY and/or USD and related interest rates.  Some of our subsidiaries also trade financial instruments related to the CNY on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the CNY relative to the USD on the pricing date and, as a result, could increase the value relative to the U.S. dollar that the Chinese renminbi must attain on the final valuation date before you would receive a payment of principal at maturity that, following conversion into U.S. dollars, equals or exceeds your USD investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the CNY/USD exchange rate on any valuation date and, accordingly, the amount of U.S. dollars you will receive on interest payment dates and at maturity.

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the securities.  They also expect to hedge the issuer’s obligations under the securities.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities.  Any of these activities may affect the value of the securities.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the securities and they may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any securities or in any secondary market transactions.

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Historical Information

The following table sets forth the published high, low and end-of-quarter CNY/USD exchange rates for each quarter in the period from January 1, 2006 through August 26, 2011.  The related graph sets forth the daily exchange rates of the CNY relative to the USD for such period.  We obtained the information in the table and graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  You cannot predict the future performance of the CNY relative to the USD based on its historical performance.  We cannot give you any assurance that the CNY will strengthen relative to the USD on any valuation date.  In addition, the exchange rates published by Bloomberg Financial Markets may differ from the rate determined pursuant to “Fact Sheet—Key Terms––Exchange rate” above. If the CNY depreciates relative to the USD on any valuation date, the related interest amount would be less than it otherwise would have been, and the payment of principal you receive at maturity will be less, and possibly significantly less, than your initial investment.

CNY (# CNY / USD)	High	Low	Period End
2006
First Quarter	8.0710	8.0170	8.0170
Second Quarter	8.0284	7.9956	7.9956
Third Quarter	8.0024	7.8998	7.9087
Fourth Quarter	7.9174	7.8087	7.8087
2007
First Quarter	7.8135	7.7303	7.7342
Second Quarter	7.7349	7.6155	7.6155
Third Quarter	7.6135	7.5050	7.5108
Fourth Quarter	7.5232	7.3046	7.3046
2008
First Quarter	7.2996	7.0130	7.0190
Second Quarter	7.0292	6.8591	6.8591
Third Quarter	6.8665	6.8009	6.8183
Fourth Quarter	6.8527	6.8240	6.8346
2009
First Quarter	6.8399	6.8293	6.8359
Second Quarter	6.8370	6.8201	6.8319
Third Quarter	6.8352	6.8271	6.8290
Fourth Quarter	6.8287	6.8267	6.8282
2010
First Quarter	6.8281	6.8261	6.8263
Second Quarter	6.8284	6.7890	6.7909
Third Quarter	6.8126	6.6936	6.7011
Fourth Quarter	6.6986	6.6227	6.6227
2011
First Quarter	6.6350	6.5483	6.5612
Second Quarter	6.5477	6.4634	6.4639
Third Quarter (through August 26, 2011)	6.4721	6.3825	6.3950

CNY/USD Daily Exchange Rates January 1, 2006 through August 26, 2011 (expressed as units of CNY per USD)

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Additional Selling Restrictions

United Kingdom

With respect to securities to be offered or sold in the United Kingdom, the Agent and each dealer has represented and agreed (1) that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by the Agent or such dealer in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us, and (2) that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by the Agent or such dealer in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

The securities may not be offered or sold, directly or indirectly, in Switzerland except in circumstances that will not result in the offer of the securities being a public offering in Switzerland within the meaning of the Swiss Federal Code of Obligations ("CO").  Neither this offering document nor any other offering or marketing material relating to the securities constitutes a prospectus as that term is understood pursuant to Article 652a or 1156 CO, and neither this offering document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.  The securities are not authorized by or registered with the Swiss Financial Market Supervisory Authority as a foreign collective investment scheme.  Therefore, investors do no benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Financial Market Supervisory Authority.

Japan

The Agent and each dealer has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), except pursuant to an exemption from the registration requirements and otherwise in compliance with the Financial Instruments and Exchange Law of Japan (Law No.25 of 1948, as amended) and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

This offering document is being disseminated in Hong Kong by Morgan Stanley Asia Limited, is intended for professional investors (as defined in the Securities and Futures Ordinance) and is not directed at the public of Hong Kong. This offering document has not been registered with the Registrar of Companies in Hong Kong and its contents have not been reviewed by any regulatory authority in Hong Kong.  Accordingly, (i) the securities may not be offered, sold, transferred or delivered in Hong Kong by means of any document other than to persons who are “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and the Securities and Futures (Professional Investor) Rules made thereunder or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance; and (ii) no person may issue any invitation, advertisement or other document relating to the securities whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and the Securities and Futures (Professional Investor) Rules made thereunder.

Singapore

This offering document is being disseminated in Singapore by Morgan Stanley Asia (Singapore) Pte. This offering document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may this security be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Any offering of the securities in Singapore would be through Morgan Stanley Asia (Singapore) Pte, an entity regulated by the Monetary Authority of Singapore.

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Furthermore, the Agent and each dealer has agreed that it will not purchase, deliver, offer or sell the securities or possess or distribute offering material in relation to the securities in any jurisdiction if such purchase, delivery, offer or sale or the possession or distribution of such offering material would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such purchase, delivery, offer or sale or the possession or distribution by the Agent or such dealer or for or on behalf of us unless such consent, approval or permission has been previously obtained.

The Agent and each dealer agrees that it will comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers the securities or has in its possession or distributes this offering document or any offering material connected with the securities, including but not limited to the following selling restrictions.

No action has been or will be taken in any jurisdiction by the Issuer, the Agent or any dealer that would permit a public offering of the securities, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for the purpose is required.  Persons into whose hands this term sheet and any offering material comes are required by the Issuer, the Agent or any dealer to comply with all applicable laws and regulations in each country in which they purchase, offer, sell or deliver securities or have in their possession or distribute such offering material, in all cases at their own expense.

No public offering of the securities, or possession or distribution of any offering material in relation thereto, is permitted in any jurisdiction where action for that purpose is required unless the relevant action has been taken.

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